Exhibit 4.2

HECLA MINING COMPANY

AND EACH OF THE GUARANTORS PARTY HERETO

6.875% SENIOR NOTES DUE 2021

SUPPLEMENTAL INDENTURE

Dated as of April 14, 2014

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 14, 2014, is by and among Hecla Mining Company, a Delaware corporation (the “Company”), the Guarantors listed on the signature page hereof (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., and any and all successors thereto, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered that certain Indenture dated as of April 12, 2013 (the “Indenture”), providing for the issuance of the 6.875% Senior Notes due 2021 of the Company (the “Notes”);

WHEREAS, the Indenture provides that the Company may, subject to compliance with Section 4.09 of the Indenture, issue Additional Notes;

WHEREAS, the Company has complied with Section 4.09 of the Indenture;

WHEREAS, Section 9.01(6) of the Indenture provides that the Indenture may be amended or supplemented without the consent of the Holders to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, all things necessary to make the New Notes (as defined below), when executed by the Company, as applicable, and authenticated by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

WHEREAS, the Company and the Guarantors have been authorized by resolutions of their respective Boards of Directors to enter into this Supplemental Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder of the Initial Notes and/or Additional Notes.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

ARTICLE 1

AUTHORIZATION AND ISSUANCE OF NEW NOTES

Section 1.1 Authorization and Issuance of New Notes. Pursuant to Section 2.02 of the Indenture, on and subsequent to the date hereof, the Company shall issue an aggregate $7,478,000 principal amount of Additional Notes (the “New Notes”), which will have identical terms as the Initial Notes, other than with respect to the date of issuance and the issue price. In accordance with the Indenture, the Initial Notes and the New Notes will be treated as a single class for all purposes under the Indenture. The New Notes will be issued initially in the form of Restricted Definitive Notes.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Continuing Agreement. Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Issuers in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

Section 2.8 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

ISSUER

HECLA MINING COMPANY

By:	/s/ David C. Sienko
David C. Sienko
Vice President and General Counsel

GUARANTORS

HECLA LIMITED

By:	/s/ Lawrence P. Radford
Lawrence P. Radford
Vice President

HECLA ADMIRALTY COMPANY

By:	/s/ Lawrence P. Radford
Lawrence P. Radford
Vice President

HECLA SILVER VALLEY, INC.

By:	/s/ Lawrence P. Radford
Lawrence P. Radford
Vice President

HECLA MC SUBSIDIARY, LLC

By:	/s/ Alan MacPhee
Alan MacPhee
President

Signature Pages to Supplemental Indenture

RHL HOLDINGS, INC.

By:	/s/ Alan MacPhee
Alan MacPhee
Vice President & Treasurer

RIO GRANDE SILVER, INC.

By:	/s/ James A. Sabala
James A. Sabala
Vice President & Treasurer

SILVER HUNTER MINING COMPANY

By:	/s/ James A. Sabala
James A. Sabala
Vice President & Treasurer

HECLA ALASKA LLC

By:	/s/ James A. Sabala
James A. Sabala
Manager

HECLA GREENS CREEK MINING COMPANY

By:	/s/ Lawrence P. Radford
Lawrence P. Radford
Vice President

HECLA JUNEAU MINING COMPANY

By:	/s/ Lawrence P. Radford
Lawrence P. Radford
Vice President

BURKE TRADING INC.

By:	/s/ James A. Sabala
James A. Sabala
Vice President & Treasurer

Signature Pages to Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

Signature Pages to Supplemental Indenture